CERTIFICATE OF AMENDMENT

                                       of

                          CERTIFICATE OF INCORPORATION

                                       of

                           AMERICAN MEDICAL ALERT CORP

               (Under Section 805 of the Business Corporation Law)


            1.    The name of the corporation is American Medical Alert Corp.

            2. The Certificate of Incorporation of the corporation was filed by the Department of State on January 14, 1981.

            3. A Certificate of Amendment of the Certificate of Incorporation of American Medical Alert Corp. was filed in the office on each of August 12, 1981 and December 1, 1983.

            4. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article Fourth the following new Article Fourth the effect of which will be to add 1 million shares of Preferred Stock with a par value of $.01 per share:

            "The total number of shares of stock which the corporation shall have authority to issue shall be 11,000,000, of which 10,000,000 shares shall be common stock, par value $.01 per share, and 1,000,000 shares shall be preferred stock, par value $.01 per share. The shares of preferred stock shall be issuable in one or more series as determined from time to time by the Board of Directors. The Board of Directors hereby is expressly vested with authority, by resolution or resolutions, to establish with respect to each such series, its designation, number, full or limited voting powers or the denial of voting powers, and relative, participating, optional or other special rights, and any qualification, limitations, and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determining the following:

                  (i) the number of shares constituting that series and the distinctive designation of that series;



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                  (ii)  whether the  holders of shares of that  series  shall be entitled to receive dividends and, if so, the rates of such dividends, conditions under which and times such dividends may be declared or paid, any preference of any such dividends to, and the relation to, the dividends payable on any other class or classes of stock or any other series of the same class and whether dividends
                        shall  be   cumulative   or   non-cumulative   and,   if
                        cumulative, from which date or dates;

                  (iii) whether the holders of shares of that series have voting rights in addition to the voting rights provided by law and, if so, the terms and conditions of exercise of such voting rights;

                  (iv) whether shares of that series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the date or dates when such shares shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, the price or prices of or the rate or rates at which shares of such series shall be so convertible or exchangeable, and any adjustments which shall be made, and the circumstances in which any such adjustments shall be made, in such conversion or exchange prices or rates;

                  (v) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions at different redemption dates;

                  (vi) whether the shares of that series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent and the manner in which it shall be applied to the purchase or redemption of the shares of that series, and the terms and provisions relative to the operation thereof;

                  (vii) the rights of the shares of that  series in the event of voluntary or involuntary liquidation,



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                        dissolution  or  winding up of the  Corporation  and any
                        presence of any such rights to, and the relation to, the rights in respect thereto of any class or classes of stock or any other series of the same class: and

                  (viii)any other relative  rights,  preferences and limitations of that series;

            PROVIDED, HOWEVER, that if the stated dividends and amounts payable on liquidation with respect to shares of any series of the Preferred Stock are not paid in full, the shares of all series of the Preferred Stock shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets (other than by way of dividends) in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full."

            5. The amendment to the corporation's Certificate of Incorporation was authorized by vote of the board of directors followed by vote of the holders of a majority of all the outstanding shares of Common Stock of the corporation.

                  IN WITNESS WHEREOF, we have executed this certificate this 23 day of June, 1997, and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


                                              /s/ Howard M. Siegel
                                              --------------------------------
                                              Howard M. Siegel, President


                                              /s/ John Rogers
                                              --------------------------------
                                              John Rogers, Secretary




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